Exhibit 3.2
BK TECHNOLOGIES, INC.,
a Nevada corporation

Second Amended and Restated Bylaws
(Effective June 4, 2018)

ARTICLE I
SHAREHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the shareholders shall be held at such place as may be designated by the board of directors.

1.1.2 Annual Meeting. Unless otherwise fixed by the board of directors, an annual meeting of the shareholders, for the election of directors and for other business as may properly be brought before the meeting, shall be held at 10:00 a.m. local time on the 4th Thursday of April in each year or, if that day is a legal holiday, on the next following business day.

1.1.3 Special Meetings. Special meetings of the shareholders may be called at any time by the president, the board of directors or the holders of at least one-fifth of the outstanding shares of stock of the corporation entitled to vote at the meeting.

1.1.4 Notice. Written notice of the time and place of all meetings of shareholders and of the general nature of the business to be transacted at each special meeting of shareholders shall be given to each shareholder entitled to vote at the meeting at least ten (10) days before the date of the meeting unless a greater period of notice is required by law in a particular case.

1.1.5 Quorum. The presence in person or by proxy of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter. If a quorum is not present no business shall be transacted except to adjourn to a future time.

1.1.6 Adjourned Meetings. Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in these bylaws, shall nevertheless constitute a quorum for the purposes of electing directors. Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least fifteen (15) days because of an absence of a quorum, although then less than a quorum as fixed in these by-laws, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for purpose of acting upon the matter.

1.1.7 Participation. One or more shareholders may participate in a shareholders’ meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

1.1.8 Voting Rights. Except as otherwise provided herein, the articles of incorporation or bylaws, every shareholder shall have the right at every shareholders’ meeting to one vote for every share standing in his name on the books of the corporation which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

1.2 Advance Notice Provisions for Business and Nominations at Meetings.

1.2.1 At an annual meeting of shareholders, only such business shall be conducted as has been properly brought before the meeting in accordance with this Section 1.2. To be properly brought before the annual meeting, business and nominations must be: (a) specified in the notice of meeting (or in any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the annual meeting by any shareholder of the corporation who (i) is a shareholder of record on both (A) the date of the giving of the notice provided for in this Section 1.2 and (B) the record date for the determination of shareholders entitled to vote at such annual meeting, and (ii) complies with the notice procedures set forth in this Section 1.2.

1.2.2 In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the secretary of the corporation and such other business must be a proper subject of shareholder action.

(a) To be timely, a written notice of the intent of a shareholder to make a nomination of a person for election as a director or to bring any other matter before the annual meeting shall be received at the principal executive offices of the corporation not earlier than the close of business on the 180th day and not later than the close of business on the 120th day prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the corporation.

(b) To be in proper written form every such notice by a shareholder shall set forth as to each nominee or matter such shareholder proposes to bring before the annual meeting:

(i) as to each person whom the shareholder proposes to nominate for election or reelection as a director (each, a “proposed nominee”): (A) the name, age, business address and residence address of the proposed nominee; (B) the principal occupation or employment of the proposed nominee; (C) the class or series and number of shares of capital stock of the corporation, if any, which are owned beneficially and of record by the proposed nominee; (D) any other information regarding each proposed nominee proposed by such shareholder as would be required to be included in solicitations of proxies for elections of directors in an election contest (even if an election contest is not involved), or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (including such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (E) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

(ii) as to any other business that the shareholder proposes to bring before the annual meeting: (A) a description of the matter, including the text of the proposal of business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment); (B) the reasons for conducting such business at the annual meeting; and (C) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal of other business is made: (A) the name and address of such shareholder, as they appear on the corporation’s stock transfer books, and the name and address of such beneficial owner; (B) the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner as of the date of the notice; and (C) a representation that such shareholder intends to vote such stock at such meeting, and that such shareholder intends to appear in person or by proxy at the meeting to make the nomination or propose the business specified in the notice.

1.2.3 If a shareholder is entitled to vote only for a specific class or category of directors at a meeting of the shareholders, such shareholder’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

1.2.4 In the event of a special meeting of shareholders at which directors are to be elected, any shareholder entitled to vote may nominate a person or persons for election as director if such shareholder qualifies under Section 1.2.1 and such shareholder’s written notice is prepared in accordance with Section 1.2.2(b) and is received by the secretary not later than the close of business on the 10th day following the day on which public announcement of the special meeting is first made by the corporation.

1.2.5 At a meeting of shareholders, the chairman of the board shall declare out of order and disregard any nomination or other proposal not made in compliance with the foregoing procedures.

1.2.6 In no event shall the adjournment or postponement of an annual or special meeting of the shareholders, or any announcement thereof, commence a new period for the giving of notice under this Section 1.2.

1.2.7 Notwithstanding the foregoing provisions of this Section 1.2, unless otherwise required by law, if the shareholder of record (or a qualified representative of such shareholder) does not appear at the annual or special meeting to present a nomination or other matter of business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.

1.2.8 As used in these bylaws, the terms “owned beneficially” and “beneficial owner” means all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 promulgated under the Exchange Act. For purposes of these bylaws, a matter shall be deemed to have been “publicly announced” if such matter is disclosed in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission.

1.2.9 Notwithstanding the foregoing provisions of this Section 1.2, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.2. Nothing in this Section 1.2 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act nor grant any shareholders a right to have any nominee included in the corporation’s proxy statement.

ARTICLE II
DIRECTORS

2.1 Number and Term. Subject to the provisions of applicable law, the board of directors shall have authority to (a) determine the number of directors to constitute the board, and (b) fix the terms of office of the directors and classify the directors with respect to the time for which they shall severally hold office. Except as otherwise fixed by the board of directors under the authority given above, the number of directors shall be five (5) and each director elected to the board shall hold office until the next annual meeting of the shareholders unless he sooner resigns or is removed or disqualified.

2.2 Powers. All corporate powers shall be exercised by or under authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors.

2.3 Meetings.

2.3.1 Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.3.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

2.3.3 Special Meetings. Special meetings of the board of directors may be called at any time by the president and shall be called by him on the written request of one-third of the directors. Notice (which need not be written) of the time and place of each special meeting shall be given to each director at least two days before the meeting.

2.3.4 Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting and except as otherwise provided herein the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the board of directors.

2.3.5 Participation. One or more directors may participate in a meeting of the board or a committee of the board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

2.4 Vacancies. Vacancies in the board of directors shall be filled by vote of a majority of the remaining members of the board.

2.5 Committees. The board of directors may by resolution adopted by a majority of the whole board designate one or more committees, each committee to consist of two or more directors and such alternate members (also directors) as may be designated by the board. To the extent provided in such resolution, any such committee shall have and exercise the powers of the board of directors. Unless otherwise determined by the board, in the absence or disqualification of any member of a committee the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

2.6 Limitation on Directors’ Liability. Except as otherwise provided by law, a director shall not be personally liable for monetary damages as such for any action taken, or failure to take any action, unless:

2.6.1 The director has breached or failed to perform the duties of his office as provided in the Nevada General Corporation Law (the “NGCL”); and

2.6.2 The breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

ARTICLE III
OFFICERS

3.1 Election. The board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable. Any number of offices may be held by the same person.

3.2 Authority, Duties and Compensation. The officers shall have such authority and perform such duties and serve for such compensation as may be determined by or under the direction of the board of directors. Except as otherwise provided by the board (a) the president shall be the chief executive officer of the corporation, shall have general supervision over the business and operations of the corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and shareholders, (b) the other officers shall have the duties usually related to their offices, and (c) the vice president (or vice presidents in the order determined by the board) shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV
INDEMNIFICATION

4.1 Right to Indemnification.

4.1.1 Third Party Claims. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise (including employee benefit plans), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction upon a plea nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

4.1.2 Derivative Actions. The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation; provided that no indemnification shall be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to extent that a court of competent jurisdiction determines that, despite the adjudication of liability but in view of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that such court deems proper.

4.2 Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification made under Sections 4.1.1 or 4.1.2 shall be made by the corporation only as authorized in this specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. Such determination shall be made:

4.2.1 By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action or proceeding;

4.2.2 If such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion;

4.2.3 By the shareholders; or

4.2.4 In such other manner, if any, as shall be permitted by NGCL.

4.3 Advancement of Expenses. Expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in this Article may be made by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

ARTICLE V
SHARES

5.1 Share Certificates. Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall bear the corporate seal (which may be a facsimile) and the signature of the president or a vice president and the secretary or an assistant secretary.

5.2 Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the corporation only by the registered holder or by duly authorized attorney. Transfer shall be made only on surrender of the share certificate or certificates.

ARTICLE VI
AMENDMENTS

Except as otherwise provided by applicable law, these By-Laws may be amended at any regular or special meeting of the board of directors by the vote of a majority of all the directors in office or at any annual or special meeting of shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such meeting of shareholders shall set forth the proposed change or a summary thereof.

ARTICLE VII
NEVADA ACQUISITION OF CONTROLLING INTEREST ACT

Pursuant to NRS § 78.378, the Corporation shall not be subject to the provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive (Acquisition of Controlling Interest), and specifically that the provisions of NRS §§ 78.378 to 78.3793 do not apply to the Corporation or to an acquisition of a controlling interest by existing or future stockholders.